Exhibit 99.2

SORL Auto Parts, Inc.

2ndQuarter FY2015 Financial Results Conference Call

Event Date/Time: Aug 14, 2015 / 08:00AM EDT

Participants

Jin Rui Yu, Chief Operating Officer

Min Con Lin, Accounting Manager

Raymond Lin, IR

Phyllis Huang, IR

Kevin Theiss, Investor Relations

Presentation

Operator

Greetings and welcome to the SORL Auto Parts 2015 second quarter conference call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Kevin Theiss of Grayling. Thank you sir, you may begin.

Kevin Theiss – Grayling – Investor Relations

Thank you for joining us today and welcome to SORL Auto Parts 2015 second quarter conference call. This is Kevin Theiss from Grayling, SORL Auto Parts US Investor Relations Advisor. Joining us today are Ms. Jin Rui Yu, SORL’s Chief Operating Officer, Mr. Min Con Lin, Accounting Manager, Mr. Raymond Lin, Investor Relations and Ms. Phyllis Huang, Investor Relations.

Before we begin, I will remind all listeners that throughout this call we may make statements that may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect” and “anticipate”, “project”, “targets”, “optimistic”, “intend”, “aim”, “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that may be deemed forward-looking statements. These forward-looking statements are based on current expectations or beliefs including but not limited to statements concerning SORL Auto Parts operations, and its financial performance and condition. SORL Auto Parts cautions that these statements by their nature involve risks and uncertainties and actual results may differ materially depending on a variety of important factors including those discussed in SORL Auto Parts reports filed with the Securities and Exchange Commission from time to time. SORL Auto Parts specifically disclaims any obligations to update the forward-looking information in the future.

The second quarter and six months results of 2015 are unaudited numbers and presented in US dollars under US GAAP. Ms. Jin Rui Yu, SORL’s Chief Operating Officer, will give an overview of our operations in the second quarter and six months. There will be a Question and Answer session conducted thereafter.

Ms. Yu, you can now begin your presentation.

Ms. Jin Rui Yu, Chief Operating Officer

In the second quarter of 2015, the Chinese economy grew at an annual rate of 7.0%. However, the commercial vehicle sector experienced major headwinds. We delivered solid results in a challenging environment during the second quarter. Our quarterly sales were $59.3 million compared with $65.7 million a year ago. Our year-over-year sales decline was much smaller than the over 25% decline in the heavy-duty truck market. For the first half of 2015, commercial vehicle sales were down 14.4% and truck sales declined 16.8%. Meanwhile, we successfully reduced inventories, managed our accounts receivable and generated $16.1 million of positive cash flow in the first six months of 2015.

Our sales to the Chinese OEM market decreased by 11.0% from the second quarter of 2014, to $28.4 million mainly due to lower new trucks sales. Our Chinese aftermarket sales declined 9.1% to $14.0 million in the second quarter of 2015, compared to $15.4 million for the same period of 2014. Weakness in real estate construction and infrastructure projects reduced the usage of heavy-duty trucks in China during the second quarter of 2015 resulting in less demand for replacement parts. Our export sales decreased 8.2% to $16.9 million in the second fiscal quarter of 2015, as compared to $18.4 million for the same period of 2014. The decrease in export sales was mainly due to lower truck production and currency depreciation in some countries.

We are encouraged by the actions of the Chinese government to stimulate the economy through lowering interest rates and the bank reserve ratio as well as increased investments in public housing and new railroad lines. These measures should increase demand for commercial vehicles and our braking systems in the long run. We are also encouraged by Chinese government’s recent move to devalue the RMB which will help our sales to international market in the near term, as most of our products are priced in US dollars and Euros.

We continued to position our products in markets that will benefit from the Chinese government’s policies and spending. Continued urbanization and the Chinese government’s increased support for public transportation provide an opportunity for SORL to expand, especially in the bus aftermarket. In addition, we are targeting the railway brake markets where our technology can be used to improve the performance and safety of these increasingly vital rail cars and systems.

We also continued to enhance our R&D to provide a broad product portfolio of advanced products to our customers. New products provide more opportunities in the OEM, aftermarket and international markets. We are looking for growth opportunities in additional markets.

We have controlled our costs and reduced our inventory levels for the current environment. To strengthen our cost structure, we invested in advanced production equipment to improve our unit cost and make our products more competitive in a price sensitive environment.

Kevin Theiss – Grayling – Investor Relations

Now we will have a brief review of our second quarter and six months results.

Gross profit for the second quarter of 2015 decreased by 10.7% to $16.5 million, from $18.5 million for the second quarter of 2014. Gross margin in the second quarter of 2015 was 27.9%. The gross margin decreased primarily due to temporary price promotions to increase sales and market share. However, thanks to our technological advantages, we still enjoy a margin much higher than most auto parts companies in China.

Operating expenses increased to $14.4 million in the second quarter of 2015 from $13.4 million in the second quarter of 2014. As a result of our cost control measures introduced early in the year, selling and distribution costs continued to trend lower. The increase in operating expenses in the second quarter of 2015 primarily reflected higher provision for doubtful accounts. As a percentage of revenue, operating expenses were 24.2% in the second quarter of 2015, compared with 20.4% in the second quarter of 2014.

•	Selling and distribution expenses were $5.1 million, or 8.6% of quarterly revenues, compared with $6.5 million, or 9.8% in the second quarter of 2014. The decrease was mainly due to lower freight expenses

•	General and administrative expenses were $7.4 million, or 12.5% of revenue compared with $4.7 million, or 7.2% in the second quarter of 2014. The increase in G&A expenses were due to an increase in doubtful accounts in the second quarter of 2015. The payment terms of the OEM manufacturers has been extended as a result of the considerable sales decline in the commercial vehicle sector. However, many of these OEM Manufacturers are state-owned companies which have the strong financial backing of the local government and banks, so we are confident in the collection of these accounts over time. Also, the accounting treatment for the provision of doubtful accounts are non-cash in nature, which does not affect our cash flow at all.

•	R&D expenses were $1.9 million, or 3.1% of revenue compared with $2.2 million, or 3.3% of revenue in the second quarter of 2014. We continue to invest in the development of new products, especially higher-margin electronically controlled products, and to upgrade traditional products. We intend to take advantage of our growing technology gap with smaller competitors to capture market share in China.

Income before provision for income taxes was $3.3 million for the second quarter of 2015 compared to $5.2 million for the second quarter of 2014. The lower income reflected lower sales and gross profit with higher G&A expenses during the second quarter of 2015. The pretax income margin was 5.5% in the second quarter of 2015, compared with 8.0% in the second quarter of 2014.

The provision for income taxes was $0.8 million, or a 24.3% tax rate in the second quarter of 2015 compared with $0.7 million, or a 12.4% tax rate, in the second quarter in 2014. The income tax rate was high because SORL is again being assessed as a High-Tech Enterprise status. As a result, tax rate is calculated based on the standard 25% corporate rate during the year. Upon successful completion of the reassessment, our tax will be retroactively calculated using 15% at the end of the year.

Net income attributable to stockholders for the second quarter of 2015 was $2.3 million, or $0.12 per basic and diluted share, compared with $4.1 million, or $0.21 per basic and diluted share, in the second quarter of 2014.

Now, turning to the first six months results.

Net sales for the first six months of 2015 decreased 3.6% to $111.5 million from $115.7 million for the first six months of 2014. Sales from the Company's China OEM customers decreased 10.2% to $54.3 million from $60.5 million in the same period in 2014. Revenues from China's domestic aftermarket increased 1.9% to $26.4 million from $25.9 million in the first six months of 2014. Revenues from international markets increased 5.1% to $30.8 million from $29.3 million in the first six months of 2014.

For the first six months of 2015, our gross profit decreased 10.7% to $30.3 million from the $33.9 million in the same period in 2014. Gross margin was 27.1% compared with 29.3% in the first six months of 2014.

Operating income for the first six months of 2015 decreased to $7.2 million from $9.9 million in the same period in 2014. Operating margin was 6.4% versus 8.6% in first six months of 2014.

Net income attributable to stockholders for the first six months of 2015 was $5.3 million, or $0.28 per basic and diluted share, compared with $6.9 million, or $0.36 per basic and diluted share, in the same period in 2014.

As of June 30, 2015, the Company had cash, cash equivalents and short-term investments that totaled $70.3 million. Total shareholders’ equity increased to $226.0 million at June 30, 2015 compared with $220.2 million at December 31, 2014. At June 30, 2015, working capital increased to $169.6 million with a current ratio of 3.3 to 1. Net cash flow from operating activities was approximately $16.1 million for the six months ended June 30, 2015; our free cash flow in the first six month was slightly below $15 million.

Before we open up for questions, we would like to provide an update on our 2015 guidance. Given the challenging market environment, management now expects to achieve approximately $240.0 million in net sales and $14.0 million in net income attributable to stockholders for fiscal year 2015. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Despite all the headwinds and challenges, we remain confident that we will continue to maintain our market share and generate solid profits. We have done this over the last 10 years and we believe we can weather the storm this time again.

Operator, we are now ready for the Q&A session.

Operator

At this time, we will be conducting the Q&A session. If you would like to ask questions, please press * 1 on your telephone keypad. You may press *2 to remove your question from the queue.

Our first question is from Garry Nash from Grey Capital, please begin with your question.

First question

Garry: Thank you for taking the call. Couple questions. First one, Do you think the devaluation of the RMB to have the most impact on SORL?

Ms. Yu: For our international sales, due to the change on the exchange rate, it is going to immediately have a positive impact on our profitability. As our products are mostly priced in US dollars and some on Euros, we can also adjust our price downwards to make our products even more attractive to customers or potential customers overseas.

Garry: When do you see the commercial vehicle starts to get profits in domestic market?

Ms. Yu: 2015 is definitely a weaker year in comparison with 2014. As you have seen the decline in the first half of 2015, however, we believe the magnitude of the decline in the second half of the year is a lot smaller than the first half of the year, based on the year over year comparison. We are hoping 2016 is going to have better improvement given the overall base for 2016 is going to be lower.

Garry: Thank you. This is very helpful.

Ms. Yu: Thank you.

Second Question

Operator: Our next question is from Matthew of Morgan Stanley. Please start with your questions.

Matthew: Thank you for taking the call. So it sounds like your company is just the sort of beneficiary that the Chinese authorities were thinking about by reducing the currency or devaluate the currency as you said you should benefit as your products are priced in dollars and the costs will be lowered by the currency devaluation, so that’s a good thing. You have a lot of cash on your balance sheet and your stock just touched a three year low, but it looks like your business is still strong, reduced slightly because of the fallback in the automobile sector. Have you thought about using some of the cash to buy back some shares that would be frankly very practical. It will also show confidence to the market place. And also, a lot of US listed Chinese stocks traded at a level that are not comparable to what they might trade over in the local market in the PRC. I mean, a lot of the companies have gone private, dozens actually, have you considered ways to get your share price up, either through share buyback or explore some sort of listing elsewhere. Would you answer these two questions please?

Ms. Yu: Thank you for your questions. These two questions are very sensitive. We actually have been thinking about it quite some time. For the first one, given the current market condition and business environment, we have not made a decision on the stock buyback. Answer to your second question, we know our stock has been undervalued. We actually think our stock has been undervalued for a long time, being a Chinese company listed in the U.S. However, just by observing other Chinese companies leaving U.S. market in an attempt of relisting themselves in China, we have not seen a successful case to this point and we will continue to watch the dynamics. We believe for a company like our size and for a private company that does not have a state owned equity into the company, with all kinds of background, there still appears to have all kinds of challenges for us to list in China. We see if you are state owned enterprise, it is probably a lot easier, but we are a private company. We are still watching and closely following what the market is developing.

Matthew: Ok, I appreciate that, but if I can just follow up. You have $70 million in cash. It is well in excess of the market cap. You can presumably apply a small amount of cash and even if you bought a few million shares, granted it will reduce your flow, but your flow is so small anyway. Your company is not getting much respect or even some attention here. By returning that money to shareholders, it is very accretive to you all. It couldn’t help to be a benefit and it will still leave you plenty of liquidity to pursue your business plan.

Ms. Yu: Thank you for your suggestions. We will report your suggestions to our Board of Directors and see if they can explore that, share buyback.

Matthew: Alright, that’s all I can ask. Thank you for taking my questions.

Ms. Yu: Thank you.

Third Question

Peter: Good morning. I have a number of questions. First, I want to say that this is a great quarter because looking at the overall decline in the heavy duty market, I think you guys did great. I would like to focus on three or four areas. First, the heavy duty market, which as you said, was down 14%-16%, some number like that, when do you see that heavy duty market to recover in China?

Ms. Yu: In terms of the recovery of heavy duty market, we think the second half of the year will be slightly better than the first half of the year for 2015. We believe 2016 is going to further improve and it is going to be better than 2015.

Peter: ok. The economy cannot keep operating with old trucks. In the international business, your international business is a little weak. Where was the weakness? is that some of the countries, like Greece or some other countries, that are having their own difficulties?

Ms. Yu: the decline in international business is mainly attributable to the weakness of currencies in emerging markets. To name a few, like Russia, their currency is down 60-70%, Brazil, their currency devaluated 30-40%, even South Africa, the better one in the emerging market, their currency also down 10%. Because of their currency devaluation, it put a lot of pressure on importers. Therefore, they reduce the purchase to scale back their dependence on Chinese products. However, in the Indian market, we see something encouraging. Because Indian market is one of the first emerging markets, it experienced currency crises. There is a process that they have to go through. Those customers gradually realize that this is going to be the new norm because of their currency affecting their buying power. However, they do have quite a lot of demand for Chinese products, so now they are coming back because they realize they don’t have the choice. They have to pay more to get the same quality product.

Peter: so what you are saying is that the drop of the RMB will have a very strong immediate positive effect on the international business?

Ms. Yu: To answer your question, it is going to take some time. Chinese currency depreciation, due to the recent policies, is probably down 4.5%. To give you an example, South Africa, their currency is down 10%, so it is definitely helping, but it will take some time for those buyers to start to pick up.

Peter: I see. I have a couple questions just to make sure that I understand it. There are three things that I just want to understand. You have extra reserves this quarter for account receivable. Could you tell me how much is that and is that in the guidance of the year and do you expect to collect that or how much is in that quarter, since that is the money you expect to collect at some point.

Mr. Min Con Lin: As you know, this is a difficult year for OEMs, truck makers, due to their sluggish sales, the growing outlook for OEMs are delaying payment to component suppliers, like us. However, we remain confident on the collection because those OEMs are mostly state owned companies, and they have quite a lot of financial support from the local government. In the meantime, we also increase our collection efforts. We are confident to collect those payment by the end of the payment term, which is by the end of this year.

Peter: in your guidance, the tax rate is going to be 25% or 15%?

Mr. Min Con Lin: the short answer is, the guidance for tax rate for 2015 is 15%. The reason that in the first quarter and second quarter we experienced higher tax rate is because in China the high tech enterprise can enjoy preferential tax rate at 15%, instead of a normal 25%. However, the high-tech status has to be reviewed every three years. Our high tech status expired in 2014. Entering into 2015, we have to go through a renewal process. The good news is the local government has completed their review and our renewal is now submitted to provincial government. Most company passed the local review will receive provincial government approval of the high-tech status. As part of receiving the high-tech enterprise status, we will have the 15% tax rate back again. For the first half of the year, we are temporarily taking 25% tax rate for the accounting purpose, but we believe for the second half of the year when we receive the 15% tax rate, we will have tax refund back to us, because we are paying 25%.

Peter: Great. And finally I just want to say that the previous caller talked about stock buyback. You could also pay a dividend which I know shareholder would appreciate dividends.

Ms. Yu: Thank you, Peter. We will review your suggestions.

Peter: Thank you for all your answers.

Operator: Thank you. If you would like to ask a question, please press *1 at your keypad. Please hold for additional questions. Thank you. It appears there are no additional questions at this time, so I would like to revert back to management for concluding comments.

Concluding Comments

SORL management team: Thank you for attending SORL second quarter earnings conference. We look forward to speaking with you again in the next quarter. Thank you.

Operator: ladies and gentlemen, this concluded today’s telephone conference. We thank you for your participation and you may disconnect your line at this time.